UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2018

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 51915

Boston, MA 02205

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

On May 1, 2018, GI Dynamics, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Crystal Amber Fund Limited, the Company’s largest shareholder (the “Investor”). Pursuant to the Letter Agreement, the Company and the Investor agreed to enter into a Note and Warrant Purchase Agreement, pursuant to which, among other things, (i) the Investor shall purchase, and the Company shall issue and sell to the Investor, a senior unsecured convertible promissory note in an aggregate principal amount of $1.75 million and in substantially the form attached to the Letter Agreement (the “Note”), and (ii) the Company shall issue to the Investor a Warrant, in substantially the form attached thereto (the “Warrant”), to purchase CHESS Depositary Interests (“CDIs”) (with each CDI representing 1/50th of a share of the Company’s common stock, $0.01 par value per share (the “Common Stock”)) or Common Stock as set forth in the Warrant. The obligation of the Company and the Investor to enter into the Note and Warrant Purchase Agreement and consummate the transactions contemplated thereunder is subject to the Company’s receipt of shareholder approval therefor. If the Company does not receive such shareholder approval on or before 11:59 pm U.S. Eastern Time on June 15, 2018, the Letter Agreement shall automatically terminate and neither party shall be obligated to enter into the Note and Warrant Purchase Agreement.

In the event the Company receives the requisite shareholder approval, the parties enter into the Note and Warrant Purchase Agreement and the Company issues the Note, outstanding principal under the Note shall accrue interest at a rate equal to 10% per annum compounded annually, other than during the continuance of an event of default, when the Note accrues interest at a rate of 16% per annum. The entire outstanding principal balance and all unpaid accrued interest thereon is due on the fifth anniversary of the issue date of the Note. The entire outstanding principal balance under the Note and all unpaid accrued interest thereon is convertible, at the option of the Investor, into CDIs or Common Stock, as set forth in the Note, at a conversion price equal to US$0.018 per CDI, subject to adjustment as provided in the Note. In the event that the Company issues additional CDIs in a subsequent equity financing at a price per CDI that is less than the conversion price under the Note, the conversion price shall be reduced to the lowest such price per CDI. In addition, upon a change of control of the Company, the Investor may, at its option, demand that the Company prepay all accrued and unpaid interest plus 110% of the remaining outstanding unconverted principal balance. The Company may not prepay the Note without the consent of the Investor.

In the event the Company receives the requisite shareholder approval, the parties enter into the Note and Warrant Purchase Agreement and the Company issues the Warrant, the Investor shall be entitled, pursuant to the terms of the Warrant, to purchase up to 97,222,200 CDIs (or the corresponding number of shares of Common Stock) at an exercise price per CDI equal to US$0.018, subject to adjustment as provided in the Warrant. In the event that the Company issues additional CDIs in a subsequent equity financing at a price per CDI that is less than the exercise price under the Warrant, the exercise price shall be reduced to the lowest such price per CDI. The Warrant shall lapse on the fifth anniversary of its issue date.

The foregoing description of the Letter Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Letter Agreement, which is attached hereto as Exhibit 10.1. A copy of the press release announcing the entry into the Letter Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated May 1, 2018, between the Company and Crystal Amber Fund Limited

99.1	Press release issued by the Company on May 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: May 7, 2018	By:	/s/ Scott Schorer
Scott Schorer Chief Executive Officer